Exhibit 107

FORM F-3

(Form Type)

Ecopetrol S.A.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value COP$609 per share, represented by American Depositary Shares(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	0.00014760	(2)
	Equity	Preferred Shares	Rules 456(b) and 457(r)	(1)	(1)	(1)	0.00014760	(2)
	Debt	Debt Securities	Rules 456(b) and 457(r)	(1)	(1)	(1)	0.00014760	(2)
	Debt	Guaranteed Debt Securities	Rules 456(b) and 457(r)	(1)	(1)	(1)	0.00014760	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	There are being registered under this registration statement such indeterminate principal amount of debt securities, which may be senior or subordinated, guaranteed or unguaranteed, and such indeterminate number of shares of common stock of the registrant as may from time to time be offered at indeterminate prices.

(2)	In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of all of the registration fee.

(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been or will be registered under a separate registration statement on Form F-6 (Registration No. 333-261739), as amended from time to time. Each American depositary share represents 20 ordinary shares of Ecopetrol S.A.